Exhibit 99.1

Onvia Contacts:

Cameron Way

Chief Financial Officer

Tel 206-373-9034

cway@onvia.com

ONVIA ANNOUNCES PRELIMINARY RESULTS

OF ANNUAL MEETING OF STOCKHOLDERS

INCUMBENT BOARD RE-ELECTED WITH OVERWHELMING MAJORITY

SEATTLE, WASHINGTON, May 31, 2012 – Onvia (Nasdaq: ONVI), a leading provider of comprehensive government-business market intelligence, announced today that, based on a preliminary vote count provided by the independent Inspector of Elections, American Election Services, LLC., stockholders voted to re-elect Onvia’s three director nominees, Jeffrey C. Ballowe, Robert G. Brown and Michael E.S. Frankel, to Onvia’s Board of Directors at the Company’s Annual Meeting of Stockholders held today, May 31, 2012. According to that preliminary vote count, all three of Onvia’s director nominees were elected with overwhelming stockholder support. Final certified voting results will be made publicly available as soon as possible.

“We appreciate the strong support of our stockholders and look forward to being able to move beyond the distraction of a proxy contest and return our full attention to delivering on Onvia’s very significant potential and enhancing value for all Onvia stockholders,” said Hank Riner, Onvia’s Chief Executive Officer. “We continue to believe that the concrete actions taken by our Board and management team over the past 18 months to refocus the business model as a provider of high-value solutions to a well-defined market rather than being a commodity provider of sales leads have positioned Onvia for long-term growth, sustainable profitability, market leadership and increasing returns for investors.”

In addition to the proxy solicitation firm of Georgeson Inc., which served as proxy solicitor, Onvia was advised by the law firm of Alston + Bird LLP.

About Onvia

For more than 12 years Onvia has been delivering the research, analytics and tools companies rely on to succeed in the $5.5 trillion government market. Onvia tracks, analyzes and reports the spending of tens of thousands of federal, state and local government agencies, giving companies a single source for conducting open, intelligent and efficient business with government. Along with providing an exclusive suite of integrated business tools for a wide variety of industries, Onvia offers DemandStar, the automated system that streamlines agency procurement processes. For information about Onvia visit www.onvia.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Forward-looking statements contained in this release may relate to, but are not limited to, statements regarding Onvia’s review of an unsolicited acquisition proposal and Onvia’s future growth prospects. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors, which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include those risks detailed in Onvia’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2012. Onvia is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

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